Exhibit 99.1

Glori Energy Reports Second Quarter 2015 Operating and Financial Results

HOUSTON, Aug. 7, 2015 /PRNewswire/ -- Glori Energy Inc. (NASDAQ: GLRI), an energy technology and oil production company focused on enhanced oil recovery using its proprietary AERO® System, today reported financial and operating results for the three months ended June 30, 2015. Recent highlights include:

  Acquired Bonnie View Field in South Texas in June with the intent to recover millions of additional barrels of oil using our AERO technology.
  Commenced injection of AERO System nutrients at our Coke Field in mid-July, our first significant deployment in our own oil field.
  Unitization of the Coke Field was approved in July, allowing full-field deployment of the AERO System.

Stuart Page, Chief Executive Officer of Glori Energy, said, "I am excited that implementation has now begun in the Coke Field. We expect to see a reversal of the natural production decline in the portion of the field affected by the first AERO injector over the next two to four months, followed by a gradual uplift in production over the next several months. We look forward to obtaining this important field and production data and communicating our results.

"The recently approved unitization of the Coke Field ultimately allows us to fully deploy AERO technology across the entire field. Currently, we plan to utilize up to five AERO injector wells to maximize production and oil recovery throughout the field. We will evaluate the performance of the first injector well throughout the third quarter to guide us in selecting the optimum location for subsequent AERO injector wells. We anticipate commencing with the second AERO injector in the fourth quarter and then ramping up AERO deployment across the field in 2016. By implementing our AERO System in the Coke Field, we believe we can ultimately recover an additional 7 million barrels of oil that would have been left behind using conventional technologies.

"We acquired the Bonnie View Field, which is currently producing approximately 70 net barrels of oil per day to our 84% working interest, in June 2015 for $2.6 million. Bonnie View has over 30 million barrels of oil remaining, with less than 40% recovery factor in an extremely high-quality reservoir. This provides an attractive target for AERO, and we believe that we will be able to economically recover over 6 million of these barrels. We expect to begin AERO injection in the Bonnie View Field in early 2016.

"We continue to evaluate additional acquisition opportunities and believe that the protracted low oil price market combined with the recent dip in oil prices may result in a more active acquisition market. We believe that conditions are becoming more favorable for us to further our growth strategy to acquire producing oil properties that have a significant amount of oil remaining in place and reservoir characteristics that would make it possible for the AERO System to recover residual oil.

"We are also pleased that our AERO Services Segment is beginning to experience a higher level of inquiries by exploration and production companies, and we are optimistic that we could begin to see an increase in Services Segment activity in early 2016 as new budgets are established and capital is allocated.

"Finally, our scientists continue to work on research initiatives that further advance our understanding of how to alter the total amount of recoverable oil in conventional oil fields, and increase the number of candidate oil fields that will benefit from our technology. Initial field deployment of our water conditioning technology has shown encouraging results and we are now expanding the pilot deployment to test the limits of efficacy. In addition, we are making good progress in furthering the development of our Residual Oil Flow model, or ROF model. The objectives of the development of the ROF model are to be able to match demonstrated field results and further optimize recovery performance based on fundamentals of the interactions between microbiology and residual oil. Ultimately, the ROF model may significantly alter the way that residual oil is viewed in a reservoir and pave the way to even greater extraction success. In addition to our efforts to perfect the model, we are continuing to work closely with the National Energy Technology Labs (NETL) and a major U.S. research university to further study our progress with encouraging results," Page said.

Financial Results

Glori generates revenues through the production and sale of oil and natural gas (the "Oil and Gas Segment") and through services provided to third-party oil companies (the "Services Segment").

Total revenues for the second quarter of 2015 were $2.6 million, down from $5.6 million in the prior-year period due to the significant decline in oil prices and due to the completion, and recognition of revenues, on a large customer project that contributed $1.5 million in revenues in the second quarter of 2014. Oil and Gas Segment revenues decreased to $2.1 million from $3.6 million in the second quarter of 2014, reflecting a 39% decrease in average realized oil prices, before the benefit of oil price swaps, and a 3% decrease in production volumes. AERO Services Segment revenues were $496,000, down from $1.9 million in the second quarter of 2014. While the AERO System is a low cost enhanced oil recovery solution, services revenues were also impacted by the reduced level of spending by the oil industry and decreased interest in launching new projects as a result of the lower oil prices.

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization ("Adjusted EBITDA") for the second quarter was a negative $1.5 million, compared to a negative $857,000 for the second quarter of 2014. (See the accompanying reconciliation of net loss to adjusted EBITDA.)

Reported net loss was $4.9 million, or a net loss of $0.15 per common share, which included a net loss on commodity derivatives of approximately $1.0 million, which is net of $625,000 in realized cash settlements received. This compares to a reported second quarter 2014 net loss of $6.1 million, or a net loss of $0.20 per share, which included a loss on commodity derivatives of $2.8 million, including $223,000 in realized cash settlements paid. Excluding the impact of the unrealized loss on commodity derivatives, adjusted net loss for the second quarter 2015 was $3.3 million or an adjusted net loss of $0.10 per common share. (See the accompanying reconciliation of net loss to adjusted net loss excluding special items.)

Oil and Gas Segment

Revenues from oil, condensate and natural gas decreased $1.5 million to $2.1 million in the second quarter of 2015 compared to the prior-year period. Average daily production was 441 net barrels of oil equivalent per day ("BOE/D") of which 92% was from oil and condensate. Average realized price was $57.06 per barrel of oil and $1.47 per thousand cubic feet of natural gas. After the effect of oil swap settlements, oil price per barrel was approximately $73.99.

Second quarter 2014 production was 457 net BOE/D with an average realized oil price of $93.68. Including the effect of oil swap settlements, average realized price was $87.78 in the second quarter 2014. The decrease in production is attributable to the shutting-in of certain lower performing wells to reduce costs in the lower oil price environment, downtime on other wells to perform maintenance and natural field decline.

Oil and Gas Segment expenses in the second quarter of 2015 decreased to $2.5 million, compared with $3.0 million in the second quarter of 2014, due to a reduction in lease operating expenses as part of a cost reduction program, a decrease in repairs and workover costs and decreased ad valorem taxes, which was partially offset by the addition of expenses attributed to the Bonnie View Field that was acquired on June 1, 2015. Included in oil and gas segment expenses for the second quarter of 2015 are direct lease operating expenses of approximately $1.7 million, ad valorem taxes of $36,000, production taxes of $99,000, third party professional fees and acquisition expenses of $178,000 and compensation and other administrative expenses associated with our acquisitions and production professional personnel of $522,000.

As part of our cost reduction initiatives, Glori completed the sale of the Etzold greenfield lab in Kansas in July 2015. With the implementation of AERO at our Coke Field and pending implementation at our Bonnie View Field, we determined that the greenfield lab was no longer required. At the time of the sale, the Etzold Field was producing approximately 9 barrels per day with lease operating expenses of $75,000 to $80,000 per quarter. We received proceeds of $75,000 in cash, and the purchaser assumed all plugging and abandonment liabilities, and we expect to report a gain of approximately $400,000 in the third quarter of 2015.

We had price swap derivatives in place covering approximately 59% of our oil and condensate production for the second quarter 2015 and continue to maintain swaps covering a portion of estimated future production. In the second quarter, we recorded a net loss on commodity derivatives of approximately $980,000, which is net of $625,000 in cash settlements received. The net loss on commodity derivatives is due to the increase in forward oil prices which occurred between March 31, 2015 and June 30, 2015. Glori has oil derivative contracts for 7,300 barrels per month at $86.50 through March 2016, followed by contracts covering 6,550 barrels per month at $82.46 through March 2017 and contracts covering 5,800 barrels per month at $80.53 through March 2018.

AERO Services Segment

Revenues from the AERO Services Segment in the second quarter 2015 decreased to $496,000 from $1.9 million in last year's second quarter. The decrease was primarily due to the completion and recognition of revenues on a large project, which contributed $1.5 million in revenues in the second quarter of 2014. Additionally, service revenues were impacted by a general decline in customer activity in response to the sharp drop in oil prices.

AERO Services operating expenses decreased to $534,000 in the second quarter of 2015 compared to $1.5 million in the same period in 2014 primarily due to a $934,000 decrease in expenses associated with a large field project which concluded in the second quarter of 2014.

Other Expenses

Science and technology expenses increased to $629,000 from $397,000 in the second quarters of 2015 and 2014, respectively, primarily due to increases in expenses for stock-based compensation and for a core flood research project assisted by a major U.S. research university.

Selling, general and administrative expense was $1.5 million in the second quarter of 2015, compared to $1.4 million in the prior-year period due to increased stock-based compensation and other shareholder related costs, as a result of becoming a public company in the second quarter of 2014. These costs were partially offset by a decrease in legal and other professional fees in the 2015 second quarter.

Depreciation, depletion and amortization decreased to $1.0 million from $1.2 million in the second quarter 2014 due to lower depletion expense related to the December 2014 asset impairment of the Coke and Etzold fields as a result of the sharp drop in oil prices.

Interest expense decreased to $530,000, compared with $1.3 million in the second quarter of 2014, primarily as a result of the reduction of debt which was used to partially fund the Coke Field acquisition and the March 2015 prepayment of another secured note which was outstanding for the full 2014 period.

Liquidity

At June 30, 2015, Glori had working capital of $14.6 million, down from $26.2 million at December 31, 2014. Cash and cash equivalents were $17.1 million, down from $29.8 million at December 31, 2014. Our primary use of capital historically has been to fund the acquisition of oil properties, fund our operations, including our research and development efforts, and for the repayment of debt. Capital expenditures for the first half of 2015 totaled $4.7 million, of which $2.6 million was the acquisition of the Bonnie View Field, with the remainder consisting primarily of expenditures related to the implementation of AERO at the Coke field including unitization, drilling an injector well, related surface facilities and other unproved property lease costs in East Texas.

Glori is pursuing the acquisition of oil properties that are appropriate for the implementation of its AERO System, which it expects to fund from existing cash balances, borrowings under reserve-based credit facilities to be established, and depending on future capital market conditions, the possible issuance of equity securities.

Conference Call

Glori has scheduled a conference call for 11:00 a.m. ET (10:00 a.m. CT) today to discuss second quarter 2015 financial and operating results. To participate, dial 1-877-407-0672 (toll free) or 1-412-902-0003 and ask for the Glori Energy call or access the audio webcast via the Investor Relations section of Glori's website at www.GloriEnergy.com. Please dial in at least 10 minutes prior to the scheduled start time. A telephonic replay will be available approximately three hours after the call through August 14. Participants may access the replay by dialing 1-877-660-6853 (toll free) or 1-201-612-7415 (international) and using the conference ID 13615084#.

ABOUT GLORI ENERGY INC.

Glori Energy is a Houston-based energy technology and oil production company that deploys its proprietary AERO technology to increase the amount of oil that can be produced from conventional oil fields. Glori owns and operates oil fields onshore U.S. and additionally provides its technology as a service to E&P companies globally. Only one-third of all oil discovered in a typical reservoir is recoverable using conventional technologies; the rest remains trapped in the rock. Glori's proprietary AERO System recovers residual oil by stimulating a reservoir's native microorganisms to sustainably increase the ultimate recovery at a low cost. For more information, visit www.GloriEnergy.com.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like "believes," "expects," "anticipates," "intends," "estimates," "projects," "predicts," "potential," "target," "goal," "plans," "objective," "should," "could," "will," or similar expressions. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, models, including the ROF models, plans and objectives and similar matters are forward-looking statements. Glori gives no assurances that the assumptions upon which such forward-looking statements are based will prove correct. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (many of which are beyond our control), and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: the risk that any projections, including models, earnings, revenues, expenses, margins, or any other financial expectations are not realized; oil production rates; the continued decline in oil prices and the sustained low oil price environment; the efficacy of changes in oil fields acquired or treated by us; competition and competitive factors in the markets in which Glori operates; the expected cost of recovering oil using the AERO System, demand for Glori's AERO System and expectations regarding future projects; adaptability of the AERO System and development of additional capabilities that will expand the types of oil fields to which Glori can apply its technology; plans to acquire and develop additional oil fields and the availability of debt and equity financing to fund any such acquisitions; the percentage of the world's reservoirs that are suitable for the AERO System; Glori's ability to create positive cash flows; the advantages of the AERO System and our refinements thereto compared to other enhanced oil recovery methods; Glori's ability to develop and maintain positive relationships with its customers and prospective customers; and such other factors as are discussed in Item 1A "Risk Factors" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the 2014 fiscal year and our subsequent Quarterly Reports on Form 10-Q for 2015. Although Glori believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurances that such expectations will prove to be correct. These risks are more fully discussed in Glori's filings with the Securities and Exchange Commission. Glori undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances, which arise after the date of this document except as required by law.

Glori Energy Contact
Victor M. Perez
Chief Financial Officer
713-237-8880
ir@glorienergy.com

Investor Relations Counsel
Lisa Elliott/ Anne Pearson
Dennard-Lascar Associates
713-529-6600
lelliott@DennardLascar.com
apearson@DennardLascar.com

Media Contact
Meredith Frazier
BIGfish Communications for Glori Energy
513-402-8833
Meredith@bigfishpr.com

Consolidated Statements of Operations (in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
	(Unaudited)		(Unaudited)
Revenues:
Oil and gas revenues	$ 3,644	$ 2,136	$ 4,386	$ 4,136
Service revenues	1,912	496	2,172	1,063
Total revenues	5,556	2,632	6,558	5,199

Operating expenses:
Oil and gas operations	2,994	2,500	4,221	4,892
Service operations	1,517	534	2,058	1,055
Science and technology	397	629	717	1,103
Selling, general and administrative	1,370	1,534	2,632	3,252
Depreciation, depletion and amortization	1,158	1,039	1,606	2,107
Total operating expenses	7,436	6,236	11,234	12,409

Loss from operations	(1,880)	(3,604)	(4,676)	(7,210)

Other (expense) income:
Interest expense	(1,257)	(530)	(1,604)	(1,245)
Gain on change in fair value of warrants	-	-	2,454	-
(Loss) gain on commodity derivatives	(2,791)	(980)	(2,791)	389
Other income (expense)	10	10	15	(5)
Total other (expense) income, net	(4,038)	(1,500)	(1,926)	(861)

Net loss before taxes on income	(5,918)	(5,104)	(6,602)	(8,071)

Income tax expense (benefit)	142	(188)	142	(171)

Net loss	$(6,060)	$(4,916)	$(6,744)	$(7,900)

Net loss per common share, basic and diluted	$ (0.20)	$ (0.15)	$ (0.26)	$ (0.25)

Weighted average common shares outstanding, basic and diluted	29,642	31,803	26,179	31,684

Consolidated Balance Sheets (in thousands, except share and per share data)

	December 31, 2014	June 30, 2015
		(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$ 29,751	$ 17,076
Accounts receivable	1,371	1,149
Prepaid expenses and other current assets	244	433
Commodity derivative contracts	2,905	2,095
Total current assets	34,271	20,753

Property and equipment:
Proved oil and gas properties - successful efforts	45,694	47,605
Other property and equipment	5,941	6,369
	51,635	53,974

Less: accumulated depreciation, depletion and amortization	(22,822)	(21,671)
Total property and equipment, net	28,813	32,303

Commodity derivatives	2,891	2,319
Deferred loan costs and other	490	357
Deferred tax asset	970	683
Total assets	$ 67,435	$ 56,415

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 2,251	$ 1,297
Deferred revenues	653	33
Accrued expenses	1,792	1,680
Current portion of long-term debt	2,380	2,473
Current deferred tax liability, net	970	683
Total current liabilities	8,046	6,166

Long-term liabilities:
Long-term debt, less current portion	16,845	14,564
Asset retirement obligation	1,329	1,402
Total long-term liabilities	18,174	15,966
Total liabilities	26,220	22,132

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding as of December 31, 2014 and June 30, 2015	-	-
Common stock, $.0001 par value, 100,000,000 shares authorized, 31,499,303 and 31,828,626 shares issued and outstanding as of December 31, 2014 and June 30, 2015, respectively	3	3
Additional paid-in capital	105,383	106,351
Accumulated deficit	(64,171)	(72,071)
Total stockholders' equity	41,215	34,283
Total liabilities and stockholders' equity	$ 67,435	$ 56,415

Consolidated Statements of Cash Flows (in thousands)

	Six Months Ended June 30,
	2014	2015
	(Unaudited)
Cash flows from operating activities:
Net loss	$(6,744)	$(7,900)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization of property and equipment	1,606	2,107
Stock-based compensation	155	838
Bad debt expense	-	36
Amortization of deferred loan costs	223	194
Accretion of end-of-term charge	48	40
Unrealized loss on change in fair value of commodity derivatives	2,568	1,382
Gain on change in fair value of warrant liabilities	(2,454)	-
Accretion of discount on long-term debt	33	28
Changes in operating assets and liabilities:
Accounts receivable	(1,394)	186
Prepaid expenses	(132)	(101)
Accounts payable	433	(1,437)
Deferred revenues	(473)	(620)
Accrued expenses	864	(587)
Net cash used in operating activities	(5,267)	(5,834)

Cash flows from investing activities:
Purchase of proved oil and gas property	(39,581)	(4,403)
Purchase of other property and equipment	(149)	(312)
Net cash used in investing activities	(39,730)	(4,715)

Cash flows from financing activities:
Proceeds from issuance of common stock, preferred stock and preferred warrants	5,019	-
Proceeds from issuance of long-term debt	24,035	-
Proceeds from the exercise of stock options	-	130
Proceeds from merger with Infinity Corp. including private placement of common stock	38,490	-
Proceeds from exercise of warrants	4,137	-
Payments for deferred offering costs	(2,794)	-
Payments for deferred loan costs	(767)	(40)
Payments on long-term debt	(5,786)	(2,216)
Net cash provided by (used in) financing activities	62,334	(2,126)

Net increase (decrease) in cash and cash equivalents	17,337	(12,675)

Cash and cash equivalents, beginning of period	20,867	29,751

Cash and cash equivalents, end of period	38,204	17,076

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Loss to Net Loss Excluding Special Items:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2014	2015	2014	2015

Net loss	$ (6,060)	$ (4,916)	$ (6,744)	$ (7,900)
Unrealized loss on commodity swaps	2,568	1,605	2,568	1,382
Gain on change in fair value of warrants	-	-	(2,454)	-
Adjusted net loss	$ (3,492)	$ (3,311)	$ (6,630)	$ (6,518)

Adjusted net loss per share	$ (0.12)	$ (0.10)	$ (0.25)	$ (0.21)

Weighted average common shares outstanding	29,642	31,803	26,179	31,684

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2014	2015	2014	2015

Net loss	$ (6,060)	$ (4,916)	$ (6,744)	$ (7,900)
Taxes on income	142	(188)	142	(171)
Interest expense	1,257	530	1,604	1,245
Depreciation, depletion and amortization	1,158	1,039	1,606	2,107
EBITDA	$ (3,503)	$ (3,535)	$ (3,392)	$ (4,719)

Gain on change in fair value of warrants	-	-	(2,454)	-
Unrealized loss on commodity swaps	2,568	1,605	2,568	1,382
Stock-based compensation	78	406	155	838
Adjusted EBITDA	$ (857)	$ (1,524)	$ (3,123)	$ (2,499)